Exhibit 1.2

PHILIP MORRIS INTERNATIONAL INC.

(the “Company”)

Debt Securities

TERMS AGREEMENT

August 27, 2008

PHILIP MORRIS INTERNATIONAL INC.

120 Park Avenue

New York, New York 10017

Attention:	Marco Kuepfer

Vice President Finance and Treasurer

Dear Ladies and Gentlemen:

On behalf of the several Underwriters named in Schedule A hereto and for their respective accounts, we offer to purchase, on and subject to the terms and conditions of the Underwriting Agreement relating to Debt Securities and Warrants to Purchase Debt Securities dated as of April 25, 2008 in connection with Philip Morris International Inc.’s registration statement on Form S-3 (No. 333-150449) and which is incorporated herein by reference (the “Underwriting Agreement”), the following securities on the following terms:

Debt Securities

Title:

5.625% Notes due 2011 (the “2011 Notes”).

5.875% Notes due 2015 (the “2015 Notes” and collectively with the 2011 Notes, the “Notes”).

Principal Amount:

In the case of the 2011 Notes. €1,000,000,000.

In the case of the 2015 Notes. €750,000,000.

Interest Rate:

In the case of the 2011 Notes, 5.625% per annum, from September 4, 2008, payable annually in arrears on September 6, commencing September 6, 2009, to holders of record on the preceding August 22.

In the case of the 2015 Notes, 5.875% per annum, from September 4, 2008, payable annually in arrears on September 4, commencing September 4, 2009, to holders of record on the preceding August 20.

Maturity:

In the case of the 2011 Notes, September 6, 2011.

In the case of the 2015 Notes, September 4, 2015.

Currency of Denomination:

Euros (€).

Currency of Payment:

Euros (€).

Form and Denomination:

Book-entry form only represented by one or more global securities deposited with The Depository Trust Company, Clearstream or Euroclear, or their respective designated custodian, as the case may be, in denominations of €50,000 and €50,000 integral multiples thereof.

Conversion Provisions:

None.

Optional Tax Redemption:

The Company may redeem all, but not part, of the Notes of each series upon the occurrence of specified tax events described under the caption “Description of Notes—Redemption for Tax Reasons” in the Prospectus Supplement.

Option to Elect Repayment:

None.

Sinking Fund:

None.

Listing:

Application shall be made by the Company to list the Notes on the New York Stock Exchange.

Delayed Delivery Contracts:

None.

Payment of Additional Amounts:

In addition, the Company shall pay Additional Amounts to holders as and to the extent set forth under the caption “Description of Notes—Payment of Additional Amounts” in the Prospectus Supplement.

Purchase Price:

In the case of the 2011 Notes, 99.585% of the principal amount of the 2011 Notes, plus accrued interest, if any, from September 4, 2008.

In the case of the 2015 Notes, 99.055% of the principal amount of the 2015 Notes, plus accrued interest, if any, from September 4, 2008.

Expected Reoffering Price:

In the case of the 2011 Notes, 99.760% of the principal amount of the 2011 Notes, plus accrued interest, if any, from September 4, 2008.

In the case of the 2015 Notes, 99.330% of the principal amount of the 2015 Notes, plus accrued interest, if any, from September 4, 2008.

Names and Addresses of Representatives of the Several Underwriters:

Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

Attn: General Counsel (fax: (212) 816-7912)

Deutsche Bank AG, London Branch

Winchester House

1 Great Winchester Street

London EC2N 2DB

United Kingdom

Attention: Syndicate Desk (fax: +44 20 7545 4455)

HSBC Bank plc

8 Canada Square

London E14 5HQ

United Kingdom

Attn: Transaction Management (fax: +44 20 7992 4973)

J.P. Morgan Securities Ltd.

125 London Wall

London EC2Y 5AJ

United Kingdom

Attn: Syndicate Desk (fax: +44 20 7777 9153)

The respective principal amounts of the Debt Securities to be severally purchased by each of the Underwriters are set forth opposite their names in Schedule A hereto.

In connection with the issue of the Notes, Deutsche Bank AG, London Branch, as stabilizing manager (the “Stabilizing Manager”) (or persons acting on behalf of the Stabilizing Manager) may over-allot Notes or effect transactions with a view to supporting the price of the Notes at a level higher than that which might otherwise prevail. However, there is no assurance that the Stabilizing Manager (or persons acting on behalf of the Stabilizing Manager) will undertake stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the Notes is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the Notes and 60 days after the date of the allotment of the Notes. Such stabilization shall be conducted in accordance with all applicable laws and rules. Any loss or profit sustained as a consequence of any such over-allotment or stabilization shall be for the account of the Stabilizing Manager. The Underwriters acknowledge that the Company has not authorized the creation and issue of Notes in excess of €1,000,000,000 and €750,000,000 in aggregate principal amount in the case of the 2011 Notes and 2015 Notes, respectively.

Except as set forth below, the provisions of the Underwriting Agreement are incorporated herein by reference and the following provisions are hereby added thereto and made a part thereof:

1. For purposes of the Underwriting Agreement, the “Applicable Time” is 12:46 P.M. (New York City time) on the date of this Terms Agreement.

2. Subsection (c) of Section 3 of the Underwriting Agreement is hereby amended as follows:

“(c) The Company will deliver against payment of the purchase price, the Offered Securities in the form of two or more permanent global securities in definitive form, one of which (the “DTC Global Security”) will be deposited with the Trustee as custodian for, and registered in the name of, Cede & Co., as nominee of The Depository Trust Company (“DTC”) and one of which (the “International Global Security”) will be deposited with a common depositary for Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”). Interests in any permanent global securities will be held only in book-entry form through DTC, Euroclear or Clearstream, except in the limited circumstances described in the Pricing Prospectus and the Prospectus. Payment for any Offered Securities in book-entry form shall be made by the Underwriters in Federal (same day) funds by wire transfer to an account previously designated by the Company to the Representatives against delivery to the Trustee as custodian for DTC, of the DTC Global Notes and delivery to the common depositary of the International Global Notes, collectively representing all of such Offered Securities.”

3. For purposes of Section 6 of the Underwriting Agreement, the only information furnished to the Company by the Underwriters for use in the prospectus supplement consists of the following information: the concession and reallowance figures appearing in the third paragraph under the caption “Underwriting” in the prospectus supplement, the information contained in the fifth and sixth paragraphs under the caption “Underwriting” in the prospectus supplement. In addition, subsection (a) of Section 6 of the Underwriting Agreement is hereby amended by replacing “Pricing Prospectus” with “Pricing Prospectus or the Prospectus.”

4. The following selling restrictions apply to the offer and sale of the Notes:

(a) Each Underwriter hereby severally represents and agrees that it has not offered, sold or delivered and it will not offer, sell or deliver, directly or indirectly, any of the Notes or distribute the Prospectus, or any other offering material relating to the Notes, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on the Company except as agreed to with the Company in advance of such offer, sale or delivery.

(b) Each Underwriter hereby severally represents and agrees that in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, which we refer to as the Relevant Implementation Date, it has not made and will not make an offer of Notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of Notes to the public in that Relevant Member State at any time:

(1) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(2) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(3) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(4) in any other circumstances which do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

(c) Each Underwriter hereby severally represents and agrees that (1) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act of 2000 (the “FSMA”) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and (2) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

The Closing will take place at 4:00 A.M., New York City time, on September 4, 2008 (unless another time shall be agreed to by the Company and the Representatives), at the offices of Hunton & Williams LLP, 200 Park Avenue, New York, New York 10166.

The Notes will be made available for checking and packaging at the offices of Hunton & Williams LLP, 200 Park Avenue, New York, New York 10166 (unless another location shall be agreed to by the Company and the Representatives) at least 24 hours prior to the Closing Date.

Please signify your acceptance by signing the enclosed response to us in the space provided and returning it to us.

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ BRIAN D. BEDNARSKI
Name: Brian D. Bednarski Title: Managing Director

DEUTSCHE BANK AG, LONDON BRANCH

By:	/s/ ANNEROSE SCHULTE
Name: Annerose Schulte Title: Director

By:	/s/ KAREN O’DONOHUE
Name: Karen O’Donohue Title: Director & Counsel

HSBC BANK PLC

By:	/s/ C. M. DEWHURST
Name: C.M. Dewhurst Title: Director

J.P. MORGAN SECURITIES LTD.

By:	/s/ ROBERTO B. SILEO
Name: Roberto B. Sileo Title: Vice President

BBVA SECURITIES INC.

By:	/s/ HOWARD FREEMAN
Name: Howard Freeman Title: Chief Executive Officer

BNP PARIBAS

By:	/s/ HUGH PRYSE-DAVIES
Name: Hugh Pryse-Davies Title: Duly Authorized Signatory

CREDIT SUISSE SECURITIES (EUROPE) LIMITED

By:	/s/ BEGONA BENITO
Name: Begona Benito Title: Vice President

SOCIÉTÉ GÉNÉRALE PARIS

By:	/s/ JAMES H. NANGLE
Name: James H. Nangle Title: Managing Director

Accepted:

PHILIP MORRIS INTERNATIONAL INC.

By:	/s/ MARCO KUEPFER
Name: Marco Kuepfer Title: Vice President Finance and Treasurer

SCHEDULE A

DEBT SECURITIES

Underwriter	Principal Amount of 5.625% Notes due 2011	Principal Amount of 5.875% Notes due 2015
Citigroup Global Markets Inc.	€210,000,000	€157,500,000
Deutsche Bank AG, London Branch	210,000,000	157,500,000
HSBC Bank plc	210,000,000	157,500,000
J.P. Morgan Securities Ltd.	210,000,000	157,500,000
BBVA Securities Inc.	40,000,000	30,000,000
BNP Paribas	40,000,000	30,000,000
Credit Suisse Securities (Europe) Limited	40,000,000	30,000,000
Société Générale Paris	40,000,000	30,000,000

Total	€1,000,000,000	€750,000,000

SCHEDULE B

(a)	Issuer Free Writing Prospectuses not included in the Pricing Disclosure Package: Electronic roadshow

(b)	Issuer Free Writing Prospectuses included in the Pricing Disclosure Package: Final Term Sheet, attached as Schedule C hereto

(c)	Additional Documents Incorporated by Reference: None

SCHEDULE C

Filed Pursuant to Rule 433

Registration No. 333-150449

FINAL TERM SHEET

Dated August 27, 2008

5.625% Notes due 2011

5.875% Notes due 2015

Issuer:	Philip Morris International Inc.

Offering Format:	SEC Registered

Security:	5.625% Notes due 2011 (the “2011 Notes”) 5.875% Notes due 2015 (the “2015 Notes”)

Aggregate Principal Amount:	2011 Notes: €1,000,000,000 2015 Notes: €750,000,000

Maturity Date:	2011 Notes: September 6, 2011 2015 Notes: September 4, 2015

Coupon:	2011 Notes: 5.625% 2015 Notes: 5.875%

Interest Payment Dates:	2011 Notes: Annually on each September 6, commencing September 6, 2009 2015 Notes: Annually on each September 4, commencing September 4, 2009

Price to Public:	2011 Notes: 99.760% of principal amount 2015 Notes: 99.330% of principal amount

Underwriting Discount:	Per 2011 Note: 0.175% Per 2015 Note: 0.275%

Net Proceeds (Before Expenses):	2011 Notes: €995,850,000 2015 Notes: €742,912,500

Benchmark Security:	2011 Notes: OBL 3.500% due April 2011 2015 Notes: DBR 3.250% due July 2015

Benchmark Security Yield:	2011 Notes: 3.997% 2015 Notes: 4.068%

Spread to Benchmark Security:	2011 Notes: + 171.7 bps 2015 Notes: + 192.7 bps

Yield:	2011 Notes: 5.714% 2015 Notes: 5.995%

Mid-Swap Yield:	2011 Notes: 4.734% 2015 Notes: 4.645%

Spread to Mid-Swap Yield:	2011 Notes: + 98 bps 2015 Notes: + 135 bps

Settlement Date (T+5):	September 4, 2008

CUSIP/ISN:	2011 Notes: 718172 AD1 / XS0385770853 2015 Notes: 718172 AE9 / XS0385771158

Listing:	Application will be made to list the 2011 Notes and the 2015 Notes on the New York Stock Exchange.

Anticipated Ratings:	A2 by Moody’s Investors Service, Inc. (stable outlook) A by Standard & Poor’s Ratings Services (stable outlook) A+ by Fitch Ratings (negative outlook)

Joint Book-Running Managers:	Citigroup Global Markets Inc. Deutsche Bank AG, London Branch HSBC Bank plc J.P. Morgan Securities Ltd.

Senior Co-Managers:	BBVA Securities, Inc. BNP Paribas Credit Suisse Securities (Europe) Limited Société Générale Paris

Allocations:

	2011 Notes	2015 Notes
Citigroup Global Markets Inc.	€210,000,000	€157,500,000
Deutsche Bank AG, London Branch	€210,000,000	€157,500,000
HSBC Bank plc	€210,000,000	€157,500,000
J.P. Morgan Securities Ltd.	€210,000,000	€157,500,000
BBVA Securities, Inc.	€40,000,000	€30,000,000
BNP Paribas	€40,000,000	€30,000,000
Credit Suisse Securities (Europe) Limited	€40,000,000	€30,000,000
Société Générale Paris	€40,000,000	€30,000,000

Total	€1,000,000,000	€750,000,000

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at 1-877-858-5407, Deutsche Bank AG, London Branch toll free at 1-800-503-4611, HSBC Bank plc at +44 207 991 1422 (call collect) or J.P. Morgan Securities Ltd. at +44 207 779 2468 (call collect).